Exhibit 99.1

Cinedigm Receives CFIUS Approval for Bison Capital Strategic Investment

LOS ANGELES-- Cinedigm Corp. (NASDAQ: CIDM) (the “Company” or “Cinedigm”) today announced that on November 20, 2017, Cinedigm received written notification from the Committee on Foreign Investment in the United States (“CFIUS”) that it will not take action to prevent, unwind, or require any modifications to, the transactions contemplated by the Stock Purchase Agreement dated as of June 29, 2017 by and between the Company and Bison Entertainment Investment Limited (the “Agreement”). CFIUS approval was a condition to closing the transactions under the Agreement, but the condition was waived and the transactions were consummated on November 1, 2017. The review by CFIUS is now concluded.

Bison Capital now beneficially owns a majority of Cinedigm’s outstanding Class A Common Stock and Mr. Peixin Xu and Mr. Peng Jin, both Directors of Bison Capital, have joined the Company’s Board of Directors.

Bison Capital is a Hong Kong-based investment company with a focus on the media and entertainment, healthcare and financial service industries. Founded by Mr. Peixin Xu in 2014, Bison Capital has made multiple investments in film and TV production, film distribution and entertainment-related mobile Internet services, including Bona Film, Xunlei and Weiying Technologies.

“We are very pleased to have received CFIUS approval, as we expected,” said Chris McGurk, Cinedigm Chairman and CEO. “The Bison transaction has strengthened our balance sheet and provided a strong partner with which to build our content distribution and OTT channel businesses in China, the world’s fastest growing major entertainment market, while further expanding those businesses in North America, the world’s largest entertainment market.”

About Cinedigm

Cinedigm powers custom content solutions to the world’s largest retail, media and technology companies. We provide premium feature films and series to digital platforms including iTunes, Netflix, and Amazon, cable and satellite providers including Comcast, Dish Network and DirecTV, and major retailers including Walmart and Target. Leveraging Cinedigm’s unique capabilities, content and technology, the Company has emerged as a leader in the fast-growing over-the-top channel business, with four channels under management that reach hundreds of millions of devices while also providing premium content and service expertise to the entire OTT ecosystem. Learn more about Cinedigm at www.cinedigm.com

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-E]

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "could," "might," "believes," "seeks," "estimates" or similar expressions. In addition, any statements concerning completion of the transactions described in this document, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

Contact

Cinedigm
Jill Newhouse Calcaterra
310-466-5135
jcalcaterra@cinedigm.com